Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Barry S. Ray	Steven Carr
President & CEO	Sr. VP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS
Iowa City, Iowa, July 26, 2018 - MidWestOne Financial Group, Inc. (Nasdaq - MOFG) today reported its financial results for the three and six months ended June 30, 2018. The Company had net income for the second quarter of 2018 of $8.2 million compared with net income of $7.2 million for the same period last year, an increase of $1.0 million, or 12.7%. Both basic and diluted earnings per share were $0.67 for the second quarter of 2018 compared with $0.59 per share for the second quarter of 2017.
President and Chief Executive Officer Charles N. Funk stated, “We have continued to show earnings improvement with excellent commercial loan growth, and improving profitability returns.  We also benefited from better mortgage loan and SBA loan activity during the quarter.”
Items impacting earnings comparisons between the second quarter of 2018 and the same period in 2017 include the following:

•	a $171.4 million, or 7.9%, increase in average loan balances between the two periods;

•
a $0.4 million, or 1.5%, increase in net interest income, due primarily to a $1.8 million increase in interest and fees on loans, partially offset by an increase of $1.2 million in interest expense on deposits;

•	an increase of $0.1 million, or 1.9%, in noninterest income; and

•	a $1.0 million, or 32.0%, decrease in income tax expense, primarily due to the reduction in the maximum corporate federal income tax rate to 21% for 2018 compared to 35% for 2017; partially offset by

•	an increase of $0.6 million, or 2.8%, in noninterest expense, due primarily to increased salaries and employee benefits of $0.4 million, or 3.7%.
Net income for the six months ended June 30, 2018 was $15.9 million, an increase of $2.0 million, or 14.4%, compared to $13.9 million for the same period in 2017, with basic earnings per share of $1.31 and $1.18 for the comparative six month periods, respectively. The increase in net income was due primarily to increased net interest income of $1.6 million, or 3.2%, for the first six months of 2018 compared with the same period of 2017. The Company also realized a $1.6 million decrease in income tax expense between the six months ended June 30, 2018 and the same period in 2017, primarily due to the reduction in the corporate federal income tax rate to 21% for 2018 compared to 35% for 2017. In addition, noninterest income increased $0.3 million, or 2.2% between the first six months of 2017 and 2018. These changes were partially offset by a $0.6 million, or 1.5%, increase in noninterest expense between the comparative six month periods.
Results of Operations
Net interest income of $26.6 million for the second quarter of 2018 was up $0.4 million, or 1.5%, from $26.2 million for the second quarter of 2017, primarily due to an increase of $2.1 million, or 7.1%, in interest income. A 6 basis point decrease in loan yield was more than offset by a $171.4 million, or 7.9%, increase in average loan balances between the two periods. Merger-related discount accretion saw a decrease of $0.6 million to $0.8 million for the second quarter of 2018, with loan interest income increasing $1.8 million, or 7.2%, to $27.5 million for the second quarter of

2018 compared to the second quarter of 2017. Income from investment securities was $4.5 million for the second quarter of 2018, up from $4.2 million for the second quarter of 2017, which resulted from an increase of $13.0 million in the average balance, partially offset by a decrease of 15 basis points in the tax equivalent yield between the two comparable periods. Interest expense increased $1.7 million, or 47.2%, to $5.4 million for the second quarter of 2018, compared to $3.7 million for the same period in 2017, primarily due to an increase in the cost of interest-bearing deposits of 19 basis points and an increase in the average balance of $128.8 million between the two periods. Interest expense on borrowed funds was $1.4 million for the second quarter of 2018, up from $0.8 million for the second quarter of 2017, an increase of $0.6 million, or 68.9%. This increase resulted from an increase of 38 basis points in cost, combined with a higher average balance of borrowed funds of $277.0 million for the second quarter of 2018 compared to $203.2 million for the same period last year, an increase of $73.8 million, or 36.3%, between the comparative periods.
Net interest income for the six months ended June 30, 2018, was $52.9 million, up $1.6 million, or 3.2%, from $51.3 million for the six months ended June 30, 2017, primarily due to an increase of $4.5 million, or 7.8%, in interest income. Loan interest income increased $4.1 million, or 8.3%, to $54.1 million for the first six months of 2018 compared to the first six months of 2017, primarily due to a $157.8 million, or 7.3%, increase in the average balance of loans between the two periods. Loan interest income in 2018 also benefited from a 1 basis point increase in average loan yield, which included the effect of a decrease in the discount accretion related to the merger in 2015 of the Company with Central Bancshares, Inc. (“Central”), to $1.7 million for the six months ended June 30, 2018, compared to $2.5 million for the six months ended June 30, 2017. Interest income on investment securities rose $0.4 million, or 5.0%, to $8.9 million for the first six months of 2018 compared to the first six months of 2017 primarily due to an increase of $6.9 million in the average balance between the comparative periods. These income increases were partially offset by an increase of $2.9 million, or 40.9%, in interest expense, to $10.1 million for the six months ended June 30, 2018, compared to $7.2 million for the first six months of 2017. Interest expense on deposits increased $2.1 million, or 38.0%, to $7.6 million for the six months ended June 30, 2018 compared to $5.5 million for the six months ended June 30, 2017, as the average balance of interest-bearing deposits increased $126.6 million, or 6.3% between the two periods. Interest expense related to borrowings rose $0.8 million, or 50.4% between the two periods, primarily due to a 35 basis point increase in average rate for the first six months of 2018 compared to the same period of 2017.
The net interest margin for the second quarter of 2018, calculated on a fully tax-equivalent basis, was 3.65%, or 26 basis points lower than the net interest margin of 3.91% for the second quarter of 2017. The yield on loans decreased 6 basis points and the tax equivalent yield on investment securities decreased by 15 basis points, primarily due to the reduction in the federal income tax rate, resulting in the yield on interest-earning assets for the second quarter of 2018 being 6 basis points lower compared to the second quarter of 2017. The cost of deposits increased 19 basis points, while the average cost of borrowings was higher by 38 basis points for the second quarter of 2018, compared to the second quarter of 2017, reflecting the increasing interest rate environment. The Company also posted a net interest margin of 3.67% for the first six months of 2018, down 18 basis points from the net interest margin of 3.85% for the same period in 2017. For the first six months of 2018 compared with 2017, a 1 basis point increase in tax equivalent loan yields and a higher volume of average loans, coupled with a 17 basis point tax equivalent yield decrease on a higher average balance of investment securities, resulted in an overall 1 basis point decrease in the yield on earning assets. On the liability side of the balance sheet, a 32 basis point increase in the cost of certificates of deposit was due primarily to the increasing interest rate environment. This, combined with an increase in the cost of borrowed funds of 35 basis points, were the primary factors in a 20 basis point increase in the cost of interest-bearing liabilities for the first six months of 2018 compared to the same period of 2017.
“For more than a year, we have been concerned about margin compression due to increasing pressure on deposit costs,” said Mr. Funk. “While our net interest margin has been negatively affected by less loan discount accretion income in 2018 compared to 2017, our “core” margin has also been compressing a few basis points per quarter.  The flat yield curve tends to exacerbate this compression.”
For the second quarter of 2018, the provision for loan losses was $1.2 million, approximately the same as for the second quarter of 2017. A higher allowance level due to the increase in the balance of loans outstanding was offset by an improvement in the level of nonperforming loans between the comparative periods. For the first six months of 2018, the provision for loan losses increased by $0.8 million, or 35.9%, to $3.1 million, compared to $2.3 million for the first six months of 2017. This increase was primarily due to loan growth (excluding loans held for sale) of $77.3 million for the six months ended June 30, 2018, compared to loan growth (excluding loans held for sale) of $32.4 million for the same period in 2017, combined with some continued indicated weakness in the agricultural sector in 2018. The Company’s allowance for loan losses to total non-acquired loans ratio the second quarter of 2018 was 1.43%.
Noninterest income for the second quarter of 2018 increased $0.1 million, or 1.9%, to $5.5 million from $5.4 million in the second quarter of 2017. The greatest increase was in loan origination and servicing fees, which increased

$0.2 million, or 26.2%, from $0.7 million for the second quarter of 2017 to $0.9 million for the second quarter of 2018. This increase was primarily due to an increase in SBA loan sale premiums earned in the second quarter of 2018 compared to the same period in 2017, partially offset by a lower level of loans originated and sold on the secondary market in the second quarter of 2018 compared to the second quarter of 2017, a result of the general decrease in mortgage activity in the Company’s markets. Other service charges and fees increased $0.1 million, or 5.7%, to $1.6 million in the second quarter of 2018 from $1.5 million in the second quarter of 2017, primarily due to $0.1 million in origination fees on derivatives in the second quarter of 2018, compared to none in the same period last year. Bank-owned life insurance income increased $0.1 million, or 24.8%, due to the purchase of an additional $11.2 million of insurance in the fourth quarter of 2017. These increases were partially offset by a decrease in other gain (loss) of $0.1 million between the second quarter of 2018 and the second quarter of 2017, due primarily to increased losses on the sale of other real estate owned. Other gain (loss) represents gains and losses on the sale other real estate owned, derivatives, and other assets, and the mark-to-market of equity securities. Service charges and fees on deposit accounts decreased $0.1 million, or 7.9%, to $1.2 million for the second quarter of 2018, compared to $1.3 million for the second quarter of 2017, primarily due to decreased service charges on deposit accounts.
For the six months ended June 30, 2018, noninterest income increased $0.3 million, or 2.2%, to $11.2 million from $10.9 million during the same period of 2017. This increase was primarily due to loan origination and servicing fees, which increased $0.3 million, or 21.5%, between the comparative periods. This increase was primarily due to the recovery of interest and collection expenses on a charged-off loan in the amount of $0.2 million in the first quarter of 2018, partially offset by a lower level of loans originated and sold on the secondary market for the first six months of 2018 compared to the first six months of 2017, a result of the general decrease in mortgage activity in the Company’s markets. Bank-owned life insurance income increased $0.2 million between the comparative 2017 and 2018 periods due to the purchase of an additional $11.2 million of insurance in the fourth quarter of 2017. These increases were partially offset by a decrease of $0.2 million, or 8.4%, in service charges and fees on deposit accounts to $2.3 million for the first six months of 2018 compared with $2.5 million for the same period in 2017 primarily due to decreased service charges on demand deposit and money market accounts.
Second quarter 2018 noninterest expense was $20.5 million, an increase of $0.6 million, or 2.8%, from $20.0 million for the second quarter of 2017. Salaries and employee benefits increased $0.4 million, or 3.7%, from $11.8 million for the second quarter of 2017 to $12.2 million for the second quarter of 2018, primarily due to normal annual salary and personnel adjustments. Occupancy and equipment expense, net, increased $0.2 million, or 6.8%, to $3.2 million for the second quarter of 2018 compared to $3.0 million for the second quarter of 2017, due primarily to increased software licensing expenses. In addition, data processing expense rose $0.1 million, or 26.1%, to $0.7 million for the second quarter of 2018, compared to $0.5 million for the second quarter of 2017, due mainly to higher financial services technology costs. Partially offsetting these increases, amortization of intangible asset expense decreased $0.2 million, or 26.7%, and professional fees decreased $0.1 million, or 7.4%, for the quarter ended June 30, 2018 compared to the quarter ended June 30, 2017.
Noninterest expense increased to $40.9 million for the six months ended June 30, 2018, compared with $40.3 million for the six months ended June 30, 2017, an increase of $0.6 million, or 1.5%, with salaries and employee benefits showing the greatest increase of $0.9 million, or 3.9%, from $23.7 million for the six months ended June 30, 2017, to $24.6 million for the six months ended June 30, 2018, primarily due to normal annual salary and personnel adjustments. Occupancy and equipment expense, net, increased $0.2 million, or 2.4%, to $6.5 million for the six months ended June 30, 2018 compared to $6.3 million for the same period last year, due primarily to increased software licensing expenses. Data processing expense rose $0.1 million, or 9.5%, for the six months ended June 30, 2018, compared to the six months ended June 30, 2017, primarily due to higher financial services technology costs. Partially offsetting these increases, amortization of intangible asset expense decreased $0.4 million, or 24.6%, and professional fees decreased $0.3 million, or 14.8%, primarily due to lower legal fees, for the six months ended June 30, 2018 compared to the six months ended June 30, 2017.
Income tax expense was $2.1 million for the second quarter of 2018 compared to $3.1 million for the same period in 2017, and income tax expense for first six months of 2018 was $4.1 million, compared to $5.7 million for the same period in 2017. The decrease in income tax expense in 2018 compared to the comparable periods in 2017 was primarily due to the reduction in the maximum corporate federal income tax rate to 21% for 2018 compared to 35% for 2017 as a result of the Tax Cuts and Jobs Act enacted by the U.S. government on December 22, 2017.
Balance Sheet and Asset Quality
Total assets were $3.28 billion at June 30, 2018, an increase of $64.0 million, or 2.0% from December 31, 2017. Loans held for investment, net of unearned income, increased $77.3 million, or 3.4%, from $2.29 billion at December 31, 2017 to $2.36 billion at June 30, 2018. This increase was partially offset by a decrease in investment securities of $9.3 million, or 1.4%, combined with a decrease in cash and cash equivalents of $7.7 million, or 15.1%. Total deposits at June 30, 2018, were $2.60 billion, a decrease of $1.1 million from December 31, 2017. The mix of deposits saw increases between December 31, 2017 and June 30, 2018 of $32.3 million, or 4.6%, in certificates of deposit, $7.9 million, or 1.7%, in non-interest-bearing demand deposits, and $3.4 million, or 1.6%, in savings deposits. These increases were partially offset by a decrease of $44.7 million, or 3.6%, in interest-bearing checking deposits between December 31, 2017 and June 30, 2018. Between December 31, 2017 and June 30, 2018, federal funds purchased rose $51.4 million, to $52.4 million compared to $1.0 million, while securities sold under agreements to repurchase declined $21.2 million, due to normal cash need fluctuations by customers. FHLB borrowings rose $28.0 million, or 24.3%, between the two dates. The overall increase in borrowings was the result of growth in the loan portfolio exceeding deposit growth. At June 30, 2018, long-term debt had an outstanding balance of $10.0 million, a decrease of $2.5 million, or 20.0%, from December 31, 2017, due to normal scheduled repayments.
Loans held for investment, net of unearned income, (excluding loans held for sale) increased $77.3 million, or 3.4%, from $2.29 billion at December 31, 2017, to $2.36 billion at June 30, 2018. The mix of loans saw increases between December 31, 2017 and June 30, 2018, primarily concentrated in construction and development, commercial real estate-other, and commercial and industrial. Decreases occurred in multifamily, agricultural, and residential real estate. As of June 30, 2018, the largest category of loans was commercial real estate loans, comprising approximately 53% of the portfolio, of which 9% of total loans were construction and development, 6% of total loans were multifamily residential mortgages, and 4% of total loans were farmland. Commercial and industrial loans was the next largest category at 22% of total loans, followed by residential real estate loans at 20%, agricultural loans at 4%, and consumer loans at 2%. Included in these totals are $18.2 million, net of a discount of $1.1 million, or 0.8% of the total loan portfolio, in purchased credit impaired loans as a result of the merger between the Company and Central in 2015.
Nonperforming loans decreased from $23.9 million, or 1.04% of loans held for investment, net of unearned income, at December 31, 2017, to $21.6 million, or 0.91%, at June 30, 2018. At June 30, 2018, nonperforming loans consisted of $13.1 million in nonaccrual loans, $8.4 million in troubled debt restructures (“TDRs”) and $0.2 million in loans past due 90 days or more and still accruing interest. This compares to nonaccrual loans of $14.8 million, TDRs of $8.9 million, and loans past due 90 days or more and still accruing interest of $0.2 million at December 31, 2017. Nonaccrual loans decreased $1.7 million between December 31, 2017, and June 30, 2018, which was primarily driven by net charge-offs of $0.4 million in the first six months of 2018 and $2.7 million of principal payments on these loans, partially offset by 22 loans (17 of them having a balance less than $100,000) being added to nonaccrual status in the first six months of 2018 for $1.4 million. The balance of TDRs decreased $0.5 million between these two dates, primarily due to payments collected from TDR-status borrowers totaling $0.2 million, and two loans totaling $0.3 million moving to non-disclosed status. Loans 90 days or more past due and still accruing interest decreased $0.1 million between December 31, 2017, and June 30, 2018. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) decreased to $4.4 million at June 30, 2018, compared with $8.4 million at December 31, 2017. At June 30, 2018, other real estate owned (not included in nonperforming loans) was $0.7 million, down from $2.0 million of other real estate owned at December 31, 2017. During the first six months of 2018, the Company had a net decrease of 12 properties in other real estate owned. As of June 30, 2018, the allowance for loan losses was $30.8 million, or 1.30% of total loans, compared with $28.1 million, or 1.23% of total loans at December 31, 2017. The allowance for loan losses represented 142.72% of nonperforming loans at June 30, 2018, compared with 117.59% of nonperforming loans at December 31, 2017. The Company had net loan charge-offs of $0.4 million in the six months ended June 30, 2018, or an annualized 0.03% of average loans outstanding, compared to net charge-offs of $1.6 million, or an annualized 0.15% of average loans outstanding, for the same period of 2017.
Mr. Funk continued, “Our coverage of the allowance for loan losses to non-performing assets has returned to a level more in line with our historical norm at 142.72%.  We are encouraged by the low level of charge-offs in the second quarter and for the first six months of this year. The agricultural sector remains under stress, but we continue to emphasize that we believe charge-offs will be limited in this sector as our collateral margins remain solid on most loans.  We believe the main effect on the Company from the weak agricultural economy will be a slightly elevated allowance for loan losses.”
Non-acquired loans with a balance of $2.10 billion had $30.0 million of the allowance for loan losses allocated to them at June 30, 2018, providing an allocated allowance for loan loss to non-acquired loan ratio of 1.43%. Non-acquired loans are total loans minus those loans acquired in the Central merger. New loans and renewed loans made after the merger are considered non-acquired loans.

(in thousands)	Gross Loans (A)	Discount (B)	Loans, Net of Discount (A-B)	Allowance (C)	Allowance/Gross Loans (C/A)	Allowance + Discount/Gross Loans ((B+C)/A)
Total Non-Acquired Loans	$2,097,594	$—	$2,097,594	$29,984	1.43%	1.43%
Total Acquired Loans	273,255	6,814	266,441	816	0.30	2.79
Total Loans	$2,370,849	$6,814	$2,364,035	$30,800	1.30%	1.59%
Investment securities totaled $634.0 million at June 30, 2018, or 19.4% of total assets, a decrease of $9.3 million, from $643.3 million, or 20.0% of total assets, as of December 31, 2017. A total of $438.3 million of the investment securities were classified as available for sale at June 30, 2018, compared to $445.3 million at December 31, 2017. As of June 30, 2018, the portfolio consisted mainly of obligations of states and political subdivisions (42.4%), mortgage-backed securities and collateralized mortgage obligations (40.9%), corporate debt securities (15.8%), and obligations of U.S. government agencies (0.9%). Investment securities held to maturity were $192.9 million at June 30, 2018, compared to $195.6 million at December 31, 2017, and equity securities were $2.8 million at June 30, 2018, compared to $2.3 million at December 31, 2017.
Capital
Total shareholders’ equity was $346.2 million as of June 30, 2018, compared to $340.3 million as of December 31, 2017, an increase of $5.9 million, or 1.7%. This increase was primarily attributable to net income of $15.9 million for the first six months of 2018. This increase was partially offset by a $4.8 million decrease in accumulated other comprehensive income due to market value adjustments on investment securities available for sale and the payment of $4.8 million in common stock dividends. In addition, there was a $0.4 million increase in treasury stock due to the repurchase of 33,998 shares of Company common stock at a cost of $1.1 million, partially offset by the issuance of 35,494 shares of Company common stock in connection with stock compensation plans during the first six months of 2018. The total shareholders’ equity to total assets ratio was 10.57% at June 30, 2018, down from 10.59% at December 31, 2017. The tangible equity to tangible assets ratio (a non-GAAP financial measure) was 8.48% at June 30, 2018, compared with 8.44% at December 31, 2017. Book value was $28.33 per share at June 30, 2018, an increase from $27.85 per share at December 31, 2017. Tangible book value per share (a non-GAAP financial measure) was $22.22 at June 30, 2018, an increase from $21.67 per share at December 31, 2017.
“Our tangible equity to tangible assets ratio is currently in our desired strategic range of 8.00% to 8.50%.  We believe we have good flexibility to support continued organic growth in our balance sheet,” concluded Mr. Funk.
Quarterly Cash Dividend Declared
On July 17, 2018, the Company’s board of directors declared a quarterly cash dividend of $0.195 per common share, the same as the dividend paid in the previous two quarters. The dividend is payable September 17, 2018, to shareholders of record at the close of business on September 1, 2018. At this quarterly rate, the indicated annual cash dividend is equal to $0.78 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, July 27, 2018. To participate, please dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until October 27, 2018, by calling 877-344-7529 and using the replay access code of 10114834. A transcript of the call will also be available on the company’s web site (www.midwestone.com) within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.com. MidWestOne Financial trades on the Nasdaq Global Select Market under the symbol “MOFG”.
Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-

looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “goals,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values causing an increase in the allowance for credit losses, an increase in the provision for loan losses, and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities, trade, and tax laws and regulations and their application by our regulators and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally, internationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) war or terrorist activities which may cause further deterioration in the economy or cause instability in credit markets; (21) cyber-attacks; (22) the imposition of tariffs or other domestic or international governmental policies impacting the value of the agricultural or other products of our borrowers; and (23) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of June 30, 2018	As of June 30, 2017	As of December 31, 2017
(dollars in thousands)	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$41,547	$46,234	$44,818
Interest-earning deposits in banks	1,717	3,164	5,474
Federal funds sold	—	—	680
Cash and cash equivalents	43,264	49,398	50,972
Investment securities:
Equity securities, at fair value	2,809	2,334	2,336
Debt securities available for sale, at fair value	438,312	440,624	445,324
Debt securities held to maturity (fair value of $188,407 as of June 30, 2018 and $194,343 as of December 31, 2017)	192,896	182,478	195,619
Loans held for sale	1,528	1,636	856
Loans held for investment, net of unearned income	2,364,035	2,197,503	2,286,695
Allowance for loan losses	(30,800)	(22,510)	(28,059)
Loans held for investment, net	2,333,235	2,174,993	2,258,636
Premises and equipment, net	78,106	74,711	75,969
Other real estate owned	676	1,486	2,010
Interest receivable	13,636	12,606	14,732
Goodwill	64,654	64,654	64,654
Other intangible assets, net	10,925	13,518	12,046
Bank-owned life insurance	60,209	47,877	59,831
Deferred income taxes, net	9,014	5,482	6,525
Other assets	27,013	19,248	22,761
Total assets	$3,276,277	$3,091,045	$3,212,271
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$469,862	$476,031	$461,969
Interest-bearing checking	1,183,384	1,131,151	1,228,112
Savings	216,866	203,967	213,430
Certificates of deposit under $100,000	341,584	325,847	324,681
Certificates of deposit $100,000 and over	392,505	356,713	377,127
Total deposits	2,604,201	2,493,709	2,605,319
Federal funds purchased	52,421	45,319	1,000
Securities sold under agreements to repurchase	75,046	60,182	96,229
Federal Home Loan Bank borrowings	143,000	90,000	115,000
Junior subordinated notes issued to capital trusts	23,841	23,743	23,793
Long-term debt	10,000	15,000	12,500
Deferred compensation liability	5,267	5,224	5,199
Interest payable	1,744	1,551	1,428
Other liabilities	14,556	13,445	11,499
Total liabilities	2,930,076	2,748,173	2,871,967
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at June 30, 2018 and December 31, 2017	$—	$—	$—
Common stock, $1.00 par value; authorized 30,000,000 shares at June 30, 2018 and December 31, 2017; issued 12,463,481 shares at June 30, 2018 and December 31, 2017; outstanding 12,221,107 shares at June 30, 2018 and 12,219,611 shares at December 31, 2017	12,463	12,463	12,463
Additional paid-in capital	187,304	187,062	187,486
Treasury stock at cost, 242,374 shares as of June 30, 2018 and 243,870 shares as of December 31, 2017	(5,474)	(5,141)	(5,121)
Retained earnings	159,315	147,015	148,078
Accumulated other comprehensive income (loss)	(7,407)	1,473	(2,602)
Total shareholders' equity	346,201	342,872	340,304
Total liabilities and shareholders' equity	$3,276,277	$3,091,045	$3,212,271

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
(unaudited, dollars in thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest income:
Loans	$27,486	$26,567	$25,650	$54,053	$49,929
Bank deposits	18	8	26	26	31
Federal funds sold	1	—	1	1	1
Taxable securities	2,940	2,888	2,590	5,828	5,308
Tax-exempt securities	1,528	1,529	1,587	3,057	3,152
Total interest income	31,973	30,992	29,854	62,965	58,421
Interest expense:
Interest on deposits:
Interest-bearing checking	1,291	1,085	912	2,376	1,710
Savings	63	63	51	126	102
Certificates of deposit under $100,000	1,134	995	886	2,129	1,745
Certificates of deposit $100,000 and over	1,521	1,393	995	2,914	1,912
Total interest expense on deposits	4,009	3,536	2,844	7,545	5,469
Federal funds purchased	211	125	25	336	71
Securities sold under agreements to repurchase	144	134	34	278	72
Federal Home Loan Bank borrowings	615	517	404	1,132	847
Other borrowings	4	2	3	6	6
Junior subordinated notes issued to capital trusts	307	258	240	565	461
Long-term debt	102	107	113	209	223
Total interest expense	5,392	4,679	3,663	10,071	7,149
Net interest income	26,581	26,313	26,191	52,894	51,272
Provision for loan losses	1,250	1,850	1,240	3,100	2,281
Net interest income after provision for loan losses	25,331	24,463	24,951	49,794	48,991
Noninterest income:
Trust, investment, and insurance fees	1,537	1,640	1,528	3,177	3,140
Service charges and fees on deposit accounts	1,158	1,168	1,257	2,326	2,540
Loan origination and servicing fees	906	941	718	1,847	1,520
Other service charges and fees	1,582	1,380	1,497	2,962	2,955
Bank-owned life insurance income	397	433	318	830	646
Gain on sale or call of debt securities available for sale	—	9	20	9	20
Gain (loss) on sale or call of debt securities held to maturity	(4)	—	—	(4)	43
Gain (loss) on sale of premises and equipment	(17)	(1)	8	(18)	6
Other gain (loss)	(72)	102	37	30	50
Total noninterest income	5,487	5,672	5,383	11,159	10,920
Noninterest expense:
Salaries and employee benefits	12,225	12,371	11,789	24,596	23,673
Occupancy and equipment, net	3,238	3,251	3,033	6,489	6,337
Professional fees	959	794	1,036	1,753	2,058
Data processing	691	688	548	1,379	1,259
FDIC insurance	392	319	352	711	719
Amortization of intangibles	589	657	804	1,246	1,653
Other	2,437	2,278	2,402	4,715	4,600
Total noninterest expense	20,531	20,358	19,964	40,889	40,299
Income before income tax expense	10,287	9,777	10,370	20,064	19,612
Income tax expense	2,131	1,984	3,136	4,115	5,665
Net income	$8,156	$7,793	$7,234	$15,949	$13,947

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

(unaudited, dollars in thousands, except per share amounts)	As of and for the Six Months Ended June 30, 2018	As of and for the Three Months Ended March 31, 2018	As of and for the Year Ended December 31, 2017	As of and for the Six Months Ended June 30, 2017
Per Share Data:
Book value per share	$28.33	$27.95	$27.85	$28.06
Tangible book value per share, net of associated deferred tax liability on intangibles*	22.22	21.81	21.67	21.86
Financial Ratios:
Total shareholders’ equity/total assets	10.57%	10.53%	10.59%	11.09%
Tangible equity/tangible assets (both net of associated deferred tax liability on intangibles)*	8.48	8.41	8.44	8.86
Total loans/total deposits	90.78	88.38	87.77	88.12
Asset Quality:
Gross loans	$2,364,035	$2,326,158	$2,286,695	$2,197,503
Allowance for loan losses	30,800	29,671	28,059	22,510
Net charge-offs	359	238	11,125	1,621
Loans past due 30 - 89 days, excluding non-performing and purchased credit impaired loans	4,352	6,616	8,418	6,217
Other real estate owned	676	1,001	2,010	1,486
Non-performing loans
Non-accrual loans	$13,067	$13,566	$14,784	$17,740
Restructured loans	8,362	7,455	8,870	7,440
Loans 90+ days past due and still accruing interest	151	116	207	938
Total non-performing loans	$21,580	$21,137	$23,861	$26,118

Net loan charge-offs/average loans - annualized	0.03%	0.04%	0.51%	0.15%
Nonperforming loans/total loans	0.91	0.91	1.04	1.19
Nonperforming loans + other real estate/total assets	0.68	0.68	0.81	0.89
Allowance for loan losses/total loans	1.30	1.28	1.23	1.02
Allowance for loan losses/nonperforming loans	142.72	140.37	117.59	86.19

	As of and for the Three Months Ended			As of and for the Six Months Ended
(unaudited, dollars in thousands, except per share amounts)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Per Share Data:
Ending number of shares outstanding	12,221,107	12,214,942	12,218,528	12,221,107	12,218,528
Average number of shares outstanding	12,218,240	12,222,690	12,200,689	12,220,453	11,855,108
Diluted average number of shares	12,229,940	12,241,714	12,219,238	12,235,405	11,878,315
Earnings per common share - basic	$0.67	$0.64	$0.59	$1.31	$1.18
Earnings per common share - diluted	0.67	0.64	0.59	1.30	1.17
Dividends paid per common share	0.195	0.195	0.165	0.39	0.33
Performance Ratios:
Return on average assets - annualized	1.01%	0.98%	0.95%	1.00%	0.92%
Return on average shareholders’ equity - annualized	9.55	9.28	8.58	9.41	8.70
Return on average tangible equity - annualized*	12.91	12.70	11.86	12.81	12.25
Net interest margin*	3.65	3.69	3.91	3.67	3.85
Efficiency ratio*	60.76	60.59	58.50	60.67	59.87
Average Balances:
Total loans	$2,337,216	$2,304,984	$2,165,776	$2,321,189	$2,163,428
Interest-earning assets	2,995,517	2,963,718	2,817,237	2,979,705	2,818,216
Total assets	3,246,302	3,216,018	3,056,740	3,231,320	3,058,069
Interest-bearing deposits	2,152,935	2,131,654	2,024,159	2,142,354	2,015,789
Interest-bearing liabilities	2,429,975	2,399,603	2,227,399	2,414,873	2,238,767
Total equity	342,712	340,550	338,362	341,636	323,423

* Non-GAAP measure. See pages 12-13 for a detailed explanation.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, and the efficiency ratio. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of
	June 30,	March 31,	December 31,	June 30,
(unaudited, dollars in thousands, except per share data)	2018	2018	2017	2017
Tangible Equity
Total shareholders’ equity	$346,201	$341,377	$340,304	$342,872
Plus: Deferred tax liability associated with intangibles	924	1,073	1,241	2,432
Less: Intangible assets, net	(75,579)	(76,043)	(76,700)	(78,172)
Tangible equity	$271,546	$266,407	$264,845	$267,132
Tangible Assets
Total assets	$3,276,277	$3,241,642	$3,212,271	$3,091,045
Plus: Deferred tax liability associated with intangibles	924	1,073	1,241	2,432
Less: Intangible assets, net	(75,579)	(76,043)	(76,700)	(78,172)
Tangible assets	$3,201,622	$3,166,672	$3,136,812	$3,015,305
Common shares outstanding	12,221,107	12,214,942	12,219,611	12,218,528
Tangible Book Value Per Share	$22.22	$21.81	$21.67	$21.86
Tangible Equity/Tangible Assets	8.48%	8.41%	8.44%	8.86%

	For the Three Months Ended			For the Six Months Ended
(unaudited, dollars in thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net Income	$8,156	$7,793	$7,234	$15,949	$13,947
Plus: Intangible amortization, net of tax(1)	465	519	523	984	1,074
Adjusted net income	$8,621	$8,312	$7,757	$16,933	$15,021
Average Tangible Equity
Average total shareholders’ equity	$342,712	$340,550	$338,362	$341,636	$323,423
Plus: Average deferred tax liability associated with intangibles	996	1,154	2,581	1,074	2,740
Less: Average intangible assets, net of amortization	(75,780)	(76,364)	(78,554)	(76,065)	(78,958)
Average tangible equity	$267,928	$265,340	$262,389	$266,645	$247,205
Return on Average Tangible Equity (annualized)	12.91%	12.70%	11.86%	12.81%	12.25%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$26,581	$26,313	$26,191	$52,894	$51,272
Plus tax equivalent adjustment:(1)
Loans	258	241	402	499	805
Securities	401	401	841	802	1,671
Tax equivalent net interest income (1)	$27,240	$26,955	$27,434	$54,195	$53,748
Average interest earning assets	$2,995,517	$2,963,718	$2,817,237	$2,979,705	$2,818,216
Net Interest Margin	3.65%	3.69%	3.91%	3.67%	3.85%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 21% for 2018, and 35% for 2017.

	For the Three Months Ended			For the Six Months Ended
(dollars in thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Operating Expense
Total noninterest expense	$20,531	$20,358	$19,964	$40,889	$40,299
Less: Amortization of intangibles	(589)	(657)	(804)	(1,246)	(1,653)
Operating expense	$19,942	$19,701	$19,160	$39,643	$38,646
Operating Revenue
Tax equivalent net interest income (1)	$27,240	$26,955	$27,434	$54,195	$53,748
Plus: Noninterest income	5,487	5,672	5,383	11,159	10,920
Less: (Gain) loss on sale or call of debt securities available for sale	—	(9)	(20)	(9)	(20)
(Gain) loss on sale or call of debt securities held to maturity	4	—	—	4	(43)
(Gain) loss on sale of premises and equipment	17	1	(8)	18	(6)
Other (gain) loss	72	(102)	(37)	(30)	(50)
Operating revenue	$32,820	$32,517	$32,752	$65,337	$64,549
Efficiency Ratio	60.76%	60.59%	58.50%	60.67%	59.87%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 21% for 2018, and 35% for 2017.